UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 29, 2019

SORL Auto Parts, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-11991	30-0091294
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

No. 2666 Kaifaqu Avenue
Ruian Economic Development District
Ruian City, Zhejiang Province
People’s Republic of China
(Address of principal executive offices)

Registrant’s telephone number, including area code:    86-577-6581-7720

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
COMMON STOCK, $0.002 PAR VALUE	SORL	NASDAQ GLOBAL MARKET

Item 1.01 Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

On November 29, 2019, SORL Auto Parts, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), with Ruili International Inc. (“Parent”), a Delaware corporation, and Ruili International Merger Sub Inc. (“Merger Sub”), a Delaware corporation and a wholly-owned subsidiary of Parent. Parent was formed on behalf of a consortium (the “Consortium”) consisting of Mr. Xiaoping Zhang, the Company's Chairman and Chief Executive Officer, Ms. Shuping Chi and Mr. Xiaofeng Zhang, directors of the Company, and Ruili Group Co., Ltd., a limited liability company formed under the laws of the People’s Republic of China (“Ruili Group”).

Pursuant to the Merger Agreement, subject to the terms and conditions thereof, at the effective time of the merger (the “Merger”) Merger Sub will merge with and into the Company, with the Company being the surviving corporation, and each share of common stock of the Company issued and outstanding immediately prior to the effective time of the Merger will be automatically canceled and converted into the right to receive US$ 4.72 in cash (the “Merger Consideration”) without interest, except for (i) shares of common stock beneficially owned by members of the Consortium, Parent, Merger Sub or their respective affiliates, which will be automatically cancelled for no consideration at the effective time of the Merger, and (ii) shares of common stock held by stockholders who have not voted in favor of the Merger and who have properly and validly perfected and not effectively withdrawn or lost their statutory rights of appraisal in accordance with Section 262 of the General Corporation Law of the State of Delaware (“Section 262”), which will be automatically cancelled at the effective time of the Merger for the right to receive payment of the appraised value of such shares to be determined in accordance with the provisions of Section 262.

The Merger Consideration of US$ 4.72 per share of common stock of the Company represents approximately a 26.2% premium over the closing price of the Company’s common stock as quoted by NASDAQ Global Select Market (the “NASDAQ”) on April 24, 2019, the last trading day prior to the date that the Company received a non-binding “going private” proposal from the Consortium (the “Proposal”). The Merger Consideration also represents an increase of approximately 10.8% over the US $4.26 per share price initially offered by the Consortium in the Proposal and a premium of approximately 39.2% over the closing price of US$ 3.39 per share of the Company’s common stock on November 27, 2019, the last trading day prior to this announcement.

As of the date of the Merger Agreement, the members of the Consortium other than Ruili Group beneficially own in the aggregate approximately 58.83% of the total outstanding common stock of the Company and have agreed to vote the shares of common stock beneficially owned by them in favor of the Merger.

The Board of Directors of the Company, acting on the recommendation of a special committee of independent and disinterested directors (the “Special Committee”), unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and resolved to recommend that the Company’s stockholders vote to authorize and approve the Merger Agreement and the transactions contemplated thereby, including the Merger. The Special Committee exclusively negotiated the terms of the Merger Agreement with the Consortium with the assistance of its independent financial and legal advisors.

The Merger, which is currently expected to close during the second quarter of 2020, is subject to various closing conditions, including without limitation the adoption of the Merger Agreement by the Company’s stockholders. Pursuant to the Merger Agreement, adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger, by the Company’s stockholders requires the affirmative vote of (i) the holders of a majority of the Company’s outstanding shares of common stock entitled to vote thereon in favor of the adoption of the Merger Agreement, and (ii) the holders of a majority of the Company outstanding shares of common stock entitled to vote thereon other than the shares of common stock held by members of the Consortium, Parent, Merger Sub or their respective affiliates. The Company will call a meeting of stockholders for the purpose of voting on the adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger, as soon as practicable. If completed, the Merger will, under laws of the State of Delaware, result in the Company becoming a wholly owned subsidiary of Parent and the Company’s common stock would no longer be listed on the NASDAQ.

The Merger Agreement contains customary closing conditions, representations and warranties and covenants of each party for a transaction of this type.

In connection with the special meeting of the stockholders of the Company to be held to approve the Merger (the “Stockholders’ Meeting”), the Company will prepare and mail a proxy statement to its stockholders. In addition, certain participants in the Merger will prepare and mail to the Company's stockholders a Schedule 13E-3 transaction statement. These documents will be filed with or furnished to the SEC. INVESTORS AND STOCKHOLDERS ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY THESE MATERIALS AND OTHER MATERIALS FILED WITH OR FURNISHED TO THE SEC CAREFULLY WHEN THEY BECOME AVAILABLE, AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT AND RELATED MATTERS. In addition to receiving the proxy statement and Schedule 13E-3 transaction statement by mail, stockholders also will be able to obtain these documents, as well as other filings containing information about the Company, the Merger and related matters, without charge, from the SEC's website (http://www.sec.gov). In addition, these documents can be obtained, without charge, by contacting the Company at the following address and/or telephone number:

NO. 2666 KaiFaqu Avenue,
Ruili Industry Area,
RUIAN CITY, ZHEJIANG PROVINCE 325200
PEOPLE’S REPUBLIC OF CHINA
Attention: Investor Relations Manager
Tel: 86-577-65817720

The Company and certain of its directors, executive officers and other members of management and employees may, under SEC rules, be deemed to be "participants" in the solicitation of proxies from the Company's stockholders with respect to the Merger. Information regarding the persons who may be considered "participants" in the solicitation of proxies will be set forth in the proxy statement and Schedule 13E-3 transaction statement relating to the Merger when it is filed with the SEC. Information regarding certain of these persons and their beneficial ownership of the Company’s common stock as of December 31, 2018 is also set forth in the Company's Form 10-K, which was filed with the SEC on April 1, 2019. Additional information regarding the interests of such potential participants will be included in the proxy statement and Schedule 13E-3 transaction statement and the other relevant documents filed with the SEC when they become available.

This announcement is neither a solicitation of proxy, an offer to purchase nor a solicitation of an offer to sell any securities and it is not a substitute for any proxy statement or other filings that may be made with the SEC should the Merger proceed.

Equity Commitment Letter

Concurrently with the execution of the Merger Agreement, on November 29, 2019, Ruili Group entered into a letter agreement with Parent, under which Ruili Group committed, subject to the terms and conditions contained in such letter agreement and the Merger Agreement, to purchase, or to cause its affiliates to purchase, prior to or at the closing the Merger, equity interests of Parent which represents 41.16% of Parent’s outstanding and issued common stock in an aggregate amount equal to the aggregate Merger Consideration plus transaction costs, provided that Ruili Group will not be obligated to pay more than US$ 37,502,844.96 under any circumstances.

Equity Contribution and Voting Agreement

Concurrently with the execution of the Merger Agreement, on November 29, 2019, Parent and certain stockholders of the Company (including Mr. Xiaoping Zhang, Ms. Shuping Chi and Mr. Xiaofeng Zhang) (each, a “Rollover Stockholder” and collectively, the “Rollover Stockholders”) entered into an Equity Contribution and Voting Agreement (the “Voting Agreement”), under which each Rollover Stockholder agrees to (i) contribute their respective common stock of the Company, par value $0.002 per share, to Parent immediately prior to the closing of the Merger in exchange for newly issued shares of common stock of Parent, par value $0.001 per share, and (ii) vote all of the shares of the Company’s common stock beneficially owned by such Rollover Stockholder at the Stockholders’ Meeting in favor of the adoption of the Merger Agreement and against any other transactions, proposal, agreement or action in competition or inconsistent with respect to the Merger Agreement and related transactions.

Undertaking

Concurrently with the execution of the Merger Agreement, on November 29, 2019, an undertaking (the “Undertaking”) was made by each of Ruili Group, Parent, Merger Sub, Mr. Xiaoping Zhang, Ms. Shuping Chi and Mr. Xiaofeng Zhang (each, an “Undertaking Person” and collectively, the “Undertaking Persons”) in favor of (i) the Company, (ii) Fairford Holdings Limited, a Hong Kong company and wholly owned subsidiary of the Company, and (iii) Ruili Group Ruian Auto Parts Co., Ltd., a Sino-foreign joint venture between Ruili Group and Fairford (each, a “Beneficiary” and collectively, the “Beneficiaries”). Pursuant to the terms of the Merger Agreement, Ruili Group, prior to or concurrently with the execution of the Merger Agreement, has deposited an amount of 7,914,300.38 in RMB (the “Deposit Amount”) with Ruian at a RMB bank account of Ruian. Pursuant to the terms and conditions of the Undertaking, Ruili Group absolutely, unconditionally and irrevocably guarantees to the Beneficiaries the due and punctual payment and discharge as and when due of the payment obligations of Parent with respect to the payment of the Parent Termination Fee (as such term is defined in the Merger Agreement), which payment obligations will be satisfied out of the Deposit Amount.

The foregoing descriptions of the Merger Agreement, the Equity Commitment Letter, the Equity Contribution and Voting Agreement and the Undertaking do not purport to be complete and are qualified in their entirety by reference to the agreements, copies of which are filed herewith as Exhibits 2.1, 10.1, and 10.2, respectively, to this Current Report on Form 8-K and which are incorporated herein by reference.

Item 8.01.

On November 29, 2019, the Company issued a press release announcing its entry into the Merger Agreement.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits

Exhibits

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated November 29, 2019.
10.1	Equity Commitment Letter, dated November 29, 2019.
10.2	Equity Contribution and Voting Agreement dated November 29, 2019.
10.3	Undertaking, dated November 29, 2019.
99.1	Press Release, dated November 29, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

SORL Auto Parts, Inc.

Date: December 2, 2019	/s/ Xiaoping Zhang
Xiaoping Zhang, Chief Executive Officer

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